Exhibit 5.1

August 20, 2018

DCP Midstream, LP

370 17th Street, Suite 2500

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to DCP Midstream, LP, a Delaware limited partnership (the “Partnership”), in connection with: (i) the Registration Statement on Form S-3 (No. 333-219927) (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on August 11, 2017 under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus dated August 18, 2017 included therein (the “Prospectus”); (ii) the prospectus supplement dated August 20, 2018 (the “Prospectus Supplement”) relating to the offer and sale from time to time, pursuant to Rule 415 under the Securities Act, of up to an aggregate of $750,000,000 of common units representing limited partner interests in the Partnership (the “Common Units”) to be sold through the Managers (as defined below), pursuant to the Equity Distribution Agreement, dated August 20, 2018 (the “Equity Distribution Agreement”), by and among the Partnership, DCP Midstream GP, LP, a Delaware limited partnership (the “General Partner”), DCP Midstream GP, LLC, a Delaware limited liability company (“GP LLC” and, collectively with the Partnership and the General Partner, the “DCP Parties”), and each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BTIG, LLC, Jefferies LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC (each, a “Manager” and collectively, the “Managers”); and (iii) the current report on Form 8-K to be filed with the Commission on August 20, 2018 (the “Commencement Form 8-K”), pertaining to the Common Units and which will include this opinion letter as an exhibit and result in it being filed by the Partnership with the Commission as Exhibit 5.1 to the Registration Statement through incorporation by reference. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), records and documents of the DCP Parties, certificates of officers of GP LLC and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to, the Registration Statement, the Prospectus, the Prospectus Supplement, the Equity Distribution Agreement, the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 11, 2018 (the “Partnership Agreement”), and the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on August 5, 2005.

Holland & Hart LLP  Attorneys at Law

Phone (303) 473-2700  Fax (303) 473-2720  www.hollandhart.com

One Boulder Plaza 1800 Broadway  Suite 300 Boulder, CO 80302

Alaska Colorado Idaho Montana Nevada New Mexico Utah Washington, D.C. Wyoming

DCP Midstream, LP August 20, 2018 Page 2

In making our examination, we have assumed: (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, conformed, or electronic or photostatic copies; (iv) that each person signing in a representative capacity (other than on behalf of the DCP Parties) any document reviewed by us had authority to sign in such capacity; (v) that the Registration Statement and the organizational documents of the Partnership, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinions rendered herein; (vi) that each individual signing any document had the legal capacity to do so; (vii) that the obligations of the parties to the Equity Distribution Agreement (other than the DCP Parties) are valid, binding and enforceable; (viii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (ix) the accuracy, completeness, and authenticity of certificates of public officials. We have also assumed the accuracy of all other information provided to us by the Partnership during the course of our investigations, on which we have relied in issuing the opinions expressed below. We have relied upon a certificate and other assurances of officers of GP LLC and others as to factual matters without having independently verified such factual matters. In connection with the opinions hereinafter expressed, we have assumed that the Common Units will be offered, issued, and sold in the manner stated in the Prospectus, the Prospectus Supplement, and the Equity Distribution Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that, when issued and delivered on behalf of the Partnership against payment therefor by the Managers in accordance with the Equity Distribution Agreement, the issuance and sale of the Common Units will have been duly authorized by all necessary partnership action of the Partnership, and the Common Units will be validly issued and, under the Delaware Act, purchasers of the Common Units will have (i) no obligation to make further payments for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and (ii) no personal liability for the debts, obligations or liabilities of the Partnership solely by reason of being limited partners of the Partnership.

The opinions expressed herein are qualified in the following respects:

(A)    We have not considered, and we express no opinion as to, the laws of any jurisdiction other than the Delaware Act (which with respect to such act includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), as in effect on the date hereof; and

(B)    We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

DCP Midstream, LP August 20, 2018 Page 3

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, to the filing of this opinion letter as an exhibit to the Commencement Form 8-K, and to the incorporation by reference of this opinion letter into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP